AGREEMENT TO CONVERT LOAN TO STOCK

This agreement ("Agreement") dated effective as of September 28, 2004 is between Paulson Investment Company, Inc. ("Paulson") and microHelix, Inc. ("Company").

RECITALS

A.  Company borrowed funds in the original principal amount of $200,000 from Paulson under a Cash Advance Agreement dated March 28, 2003 (the "Loan").

B.  The outstanding balance payable to Paulson under the Loan on September 28, 2004 is $113,941.55, including all accrued but unpaid interest (the "Unpaid Balance").

C.  Paulson and Company wish to convert the Unpaid Balance into shares of the Company's Common Stock at a conversion rate of $0.41 per share.

AGREEMENT

1. Paulson and Company agree to convert the Unpaid Balance under the Loan into 277,907 shares of Company's Common Stock (the "Shares") at a conversion rate of $0.41 per share on September 28, 2004. All Shares are validly issued, fully paid and nonassessable. Paulson agrees that upon issuance of the Shares the Loan is paid in full.

2. Paulson is an "accredited investor" within the meaning of that term as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Act"). Paulson represents that the Shares are being acquired for investment for Paulson's own account, not as a nominee or agent, and not with a view to the resale or distribution of all or any part of the Shares; Paulson has no present intention of selling, granting any participation in or otherwise distributing all or any part of the Shares; and Paulson does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or to any third party with respect to any of the Shares.

4.  Paulson understands that the Shares have not been registered under the Act on the ground that the issuance is exempt from registration under the Act pursuant to Section 4(2) of the Act, and that the Company's reliance on such exemption is predicated on Paulson' representations set forth in this Agreement.

5.  Paulson has received all the information Paulson considers necessary or appropriate for deciding whether to purchase the Shares. Paulson has had an opportunity to ask questions and receive answers from Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects, risks and investing, and financial condition of Company and to obtain additional information (to the extent Company possesses such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Paulson or to which Paulson had access.

6.  PAULSON UNDERSTANDS THAT INVESTMENT IN THE COMPANY INVOLVES A HIGH DEGREE OF RISK, SHOULD BE REGARDED AS HIGHLY SPECULATIVE, AND SHOULD BE UNDERTAKEN ONLY BY PERSONS WHO CAN REASONABLY AFFORD A LOSS OF THEIR ENTIRE INVESTMENT.

7.  Paulson is experienced in evaluating and investing in private placement transactions of shares of companies similar to Company and acknowledges that Paulson is able to fend for itself, and has such knowledge and experience in financial and business matters that Paulson is capable of evaluating the merits and risks of the investment in the Shares. Paulson's financial situation is such that Paulson can afford to bear the economic risk of holding the Shares for an indefinite period of time, and Paulson can afford to suffer the complete loss of Paulson's investment in the Shares.

8.  Paulson understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the Act or an exemption from the Act, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Act, the Shares must be held indefinitely. In particular, Paulson is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that rule are met, and that such conditions are not currently met.

9.  This Agreement will be governed by and construed in accordance with the laws of the State of Oregon, excluding conflicts of laws principles thereunder.

10.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. Facsimile transmission of any signed original document, and the retransmission of any facsimile transmission, will be the same as delivery of any original document. At the request of any party, the other party will confirm facsimile transmission signatures by signing an original document.

PAULSON INVESTMENT COMPANY, INC.:	MICROHELIX, INC.:

By /s/ Chester L. F. Paulson Its Chairman	By /s/ Tyram H. Pettit Tyram H. Pettit President